Exhibit 4.2

PILGRIM’S PRIDE CORPORATION

AS ISSUER

THE SUBSIDIARY GUARANTORS PARTY HERETO

AND

REGIONS BANK

AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE

Dated as of April 19, 2023

$1,000,000,000 6.250% SENIOR NOTES DUE 2033

SUPPLEMENT TO INDENTURE

DATED AS OF APRIL 19, 2023, BETWEEN

PILGRIM’S PRIDE CORPORATION (AS ISSUER), THE SUBSIDIARY GUARANTORS PARTY THERETO

AND

REGIONS BANK (AS TRUSTEE)

Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE, dated as of April 19, 2023 (this “First Supplemental Indenture”), by and among Pilgrim’s Pride Corporation, a Delaware corporation (the “Company”), Regions Bank (the “Trustee”), and the subsidiaries party hereto (the “Guarantors”) which supplements that certain Indenture, dated as of April 19, 2023, by and among the Company, the Guarantors and the Trustee (the “Base Indenture”).

RECITALS

WHEREAS, the Company and the Guarantors have executed and delivered to the Trustee an Indenture, dated as of April 19, 2023 (the “Base Indenture” and as supplemented by this First Supplemental Indenture, the “Indenture”), providing for the issuance by the Company from time to time of its debentures, notes or other evidences of indebtedness to be issued in one or more series (the “Securities”);

WHEREAS, the Company has duly authorized and desires to cause to be established pursuant to the Base Indenture and this First Supplemental Indenture a new series of Securities designated the 6.250% Senior Notes due 2032 (the “Notes”), the form and terms of such Notes to be set forth in this First Supplemental Indenture;

WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Company, the Guarantors and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture have been done;

NOW, THEREFORE IT IS AGREED:

ARTICLE ONE

DEFINITIONS, CREATION, FORM AND TERMS AND CONDITIONS OF THE DEBT SECURITIES

Section 1.1 Definitions. Capitalized terms used but not otherwise defined in this First Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture. In addition, the following terms shall have the following meanings to be equally applicable to both the singular and the plural forms of the terms set forth below:

“Batista Family” includes José Batista Sobrinho, together with his wife, sons and daughters, or any of their respective heirs and any Person established and controlled by any of the foregoing.

“Change of Control” means the occurrence of any of the following events:

(1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or one or more Permitted Holders; or

(2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date) of more than 50% of the total voting power of the Voting Stock of the Company other than in connection with any transaction or series of transactions in which the Company shall become the wholly owned subsidiary (other than any director’s qualifying shares or shares owned by foreign nationals to the extent mandated by applicable law) of a direct or indirect parent entity of the Company of which no person or group, as noted above, holds 50% or more of the total voting power (other than a Permitted Holder).

For purposes of this definition, any direct or indirect holding company of the Company shall not itself be considered a “person” or “group”; provided that no “person” or “group” (other than one or more of the Permitted Holders) beneficially owns, directly or indirectly, more than a majority of the total voting power of the Voting Stock of such holding company.

“Change of Control Triggering Event” means (x) the occurrence of a Change of Control that is accompanied or followed by a downgrade of the Notes within the Ratings Decline Period by both of the Ratings Agencies and (y) the rating of the Notes on any day during such Ratings Decline Period is below the rating by either such Rating Agency in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement); provided that each such rating decline is in whole or in part in connection with a Change of Control.

“Indenture” means the Base Indenture as supplemented by this First Supplemental Indenture and as further amended, modified or supplemented with respect to the Notes pursuant to the provisions of the Base Indenture.

“Notes Par Call Date” means April 1, 2033.

“Permitted Holders” means (i) JBS S.A. and any of its subsidiaries or any Affiliate or Affiliates of any of the foregoing, (ii) any member of the Batista Family or any Affiliate or Affiliates of any of the foregoing and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such members of the Batista Family and their respective Affiliates, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect subsidiaries; and (iii) any Person the Voting Stock of which (or in the case of a trust, the beneficial interest in which) at least 51% is owned by Persons specified in clause (ii).

“Ratings Decline Period” means the period that (i) begins on the earlier of (a) the date of the first public announcement of the occurrence of a Change of Control or of the intention by the Company or a shareholder of the Company, as applicable, to effect a Change of Control or (b) the occurrence thereof and (ii) ends 60 days following consummation of such Change of Control; provided that such period shall be extended for so long as the rating of the Notes, as noted by the applicable Rating Agency, is under publicly announced consideration for downgrade by the applicable Rating Agency.

“Redemption Date,” when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to this Indenture and the Notes.

“Treasury Yield” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the date fixed for redemption or, if such statistical release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the redemption date to the Notes Par Call Date. If the period is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Voting Stock” of any Person as of any date means the Capital Stock of that Person that is at the time entitled to vote in the election of that Person’s Board of Directors.

Section 1.2 Creation of Notes. In accordance with Section 2.01 of the Base Indenture, the Company hereby creates the Notes as a separate series of its debt securities, entitled “6.250% Senior Notes due 2033,” issued pursuant to the Indenture. The Notes shall initially be limited to an aggregate principal amount equal to $1,000,000,000, subject to the exceptions set forth in Section 2.01 of the Base Indenture and Section 1.4(g) hereof.

Section 1.3 Form of Notes. The Notes will be issued in the form of one or more permanent fully registered global securities (the “Global Note”) that will be deposited with, or on behalf of the Depositary, and registered in the name of the Depositary or its nominee, as the case may be, subject to Section 2.06 of the Base Indenture. So long as the Depositary, or its nominee, is the registered owner of the Global Note, the Depositary or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by the Global Note for all purposes under the Indenture.

Section 1.4 Terms and Provisions of Notes. The Notes shall be governed by all of the terms and provisions of the Base Indenture, as supplemented by this First Supplemental Indenture, and in particular, the following provisions shall be terms of the Notes:

(a) Registration and Form. The Notes shall be issuable in registered form without coupons in minimum denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. Each Note shall be dated the date of its authentication and shall bear interest from the date specified on the face of the form of Note attached as Exhibit A hereto.

(b) Payment of Principal and Interest. All payments of principal, premium, if any, and interest in respect of the Global Notes will be made by the Company in immediately available funds to the Depositary or its nominee, as the case may be, as the Holder of each of the Global Notes. The Notes shall mature, and the unpaid principal thereon, shall be payable, on July 1, 2033, subject to the provisions of the Base Indenture. The rate per annum at which interest shall be payable on the Notes shall be 6.250%. Interest on the Notes will be payable semi-annually in arrears on each January 1 and July 1, commencing January 1, 2024 (each, an “Interest Payment Date”) and on the stated maturity as specified in this Section 1.4(b), to the Persons in whose names the Notes are registered in the Registrar applicable to the Notes at the close of business on December 15 for Interest Payment Dates of January 1 and June 15 for Interest Payment Dates of July 1 (in each case, whether or not a Business Day) (each a “Record Date”). Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. Interest on the Notes shall accrue from April 19, 2023.

(c) Sinking Fund. The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

(d) Redemption at the Option of the Company.

(1) At any time prior to the Notes Par Call Date, the Company may choose to redeem all or any portion of the Notes at a redemption price calculated by the Company equal to the greater of:

(a)	100% of the principal amount of the Notes to be redeemed; and

(b)

the present values of the remaining scheduled payments of principal and interest on such Notes that would have been due if the Notes matured on the Notes Par Call Date (but excluding accrued and unpaid interest to but excluding the Redemption Date), computed using a discount rate equal to the applicable Treasury Yield (determined on the second business day immediately preceding the date of redemption) plus 45 basis points, plus accrued and unpaid interest, if any, to but excluding the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date). The Trustee shall have no obligation to calculate or verify any make-whole premium.

(2) At any time on or after the Notes Par Call Date, the Company may choose to redeem all or any portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest, if any, to but excluding the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

In connection with any tender offer (including any Change of Control Offer made in accordance with the terms of the Indenture) for Notes, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw Notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice to the Holders (with a copy to the Trustee), given not more than 30 days following such purchase date, to redeem or purchase all the Notes of each series that remain outstanding following such purchase at a price equal to the price paid to the Holders in such tender offer plus, to the extent not included in the purchase price, accrued and unpaid interest, if any, on the Notes that remain outstanding, to, but excluding, the date of redemption. The Company shall calculate the redemption price in connection with any redemption, and the Trustee shall have no duty to calculate or verify any such calculation.

Any redemption or notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an offering or financing, Change of Control or other corporate transaction or event. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied and a new Redemption Date will be set by the Company in accordance with applicable DTC procedures, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed.

Any notice to the Holders of Notes of such a redemption must include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price must be set forth in an Officers’ Certificate delivered to the Trustee no later than two business days (unless a shorter period is satisfactory to the Trustee) prior to the Redemption Date.

(e) Payment of Notes Called for Redemption by the Company.

(1) If notice of redemption has been given as provided in Article 3 of the Base Indenture, the Notes or portion of Notes with respect to which such notice has been given shall become due and payable on the Redemption Date and at the place or places stated in such notice at the redemption price, and unless the Company shall default in the payment of such Notes at the redemption price, so long as the Paying Agent holds funds sufficient to pay the redemption price of the Notes to be redeemed on the Redemption Date, then (a) such Notes will cease to be outstanding on and after the Redemption Date, (b) interest on the Notes or portion of Notes so called for redemption shall cease to accrue on and after the Redemption Date, and (c) the Holders of the Notes shall have no right in respect of such Notes except the right to receive the Redemption Price thereof. On presentation and surrender of such Notes at a place of payment in said notice specified, the said Notes or the specified portions thereof shall be paid and redeemed by the Company at the Redemption Price, together with interest accrued thereon to, but excluding, the Redemption Date.

(2) The Notes will not be convertible or exchangeable for any other security or property.

(f) Notice of Redemption. Notice of redemption shall be given in the manner provided in Section 3.03 of the Base Indenture, at least 10 days but not more than 60 days prior to the Redemption Date, to the Holders of the Notes to be redeemed. Failure to give notice in the manner herein provided to the Holder of any Notes designated for redemption as a whole or in part, or any defect in the notice to any such Holder, shall not affect the validity of the proceedings for the redemption of any other Notes or portions thereof.

(g) Additional Issues. The Company may, without the consent of the then existing Holders of the Notes, issue additional Notes in an unlimited aggregate principal amount, which additional Notes will have the same terms as the Notes offered hereby except for the issue price, issue date and, under some circumstances, the first interest payment date. The Notes and any additional Notes that the Company subsequently issues under the Indenture would be treated as a single class for all purposes under the Indenture, in each case including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that, if any additional Notes subsequently issued are not fungible for U.S. federal income tax purposes with any Notes previously issued, such additional Notes shall have a separate CUSIP number but shall otherwise be treated as a single class with all other Notes issued under the Indenture.

Section 1.5 Book-Entry Provisions. This Section 1.5 shall apply only to the Global Notes deposited with or on behalf of the Depositary.

(a) The Company shall execute and the Trustee shall, in accordance with this Section 1.5 and Section 2.02 of the Base Indenture, authenticate and deliver the Global Notes that shall be registered in the name of the Depositary or its nominee and shall be held by the Trustee as custodian for the Depositary.

(b) Participants of the Depositary shall have no rights either under the Indenture or with respect to the Global Notes. The Depositary or its nominee, as applicable, shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and Holder of each such Global Note for all purposes under the Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or its nominee, as applicable, or impair, as between the Depositary and its participants, the operation of customary practices of such depository governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.

ARTICLE TWO

ADDITIONAL COVENANTS FOR BENEFIT OF HOLDERS OF NOTES

In addition to the covenants set forth in the Base Indenture, the Company hereby further covenants as follows, the following covenants being for the sole benefit of the Holders of the Notes:

Section 2.1 Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event, each Holder shall have the right to require the Company to repurchase all or any part of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of those Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”).

(b) Within 30 days following any Change of Control Triggering Event, unless the Company has delivered a redemption notice with respect to all the outstanding Notes in accordance with Article 3 of the Base Indenture, the Company shall deliver a notice to each Holder with a copy to the Trustee describing the transaction or transactions that constitute a Change of Control Triggering Event and offering to purchase the Notes on a specified date (the “Change of Control Offer”), which date shall be a Business Day no earlier than 30 days nor later than 60 days from the date the notice is delivered (the “Change of Control Payment Date”).

(c) Upon the commencement of a Change of Control Offer, the Company shall deliver a notice to the Trustee and to each Holder at its registered address. The notice shall contain all instructions and materials necessary to enable the Holders to tender Notes pursuant to the Change of Control Offer. Any Change of Control Offer shall be made to all Holders. The notice, which shall govern the terms of the Change of Control Offer, shall state:

(1) that the Change of Control Offer is being made pursuant to this Section 2.1;

(2) the Change of Control Payment Date;

(3) that any Notes not tendered or accepted for payment shall continue to accrue interest;

(4) that, unless the Company defaults in making such payment, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on an after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to any Change of Control Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depository, if appointed by the Company, or the Paying Agent, at the address specified in the notice at least three days before the Change of Control Payment Date;

(6) that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receive, not later than the Change of Control Payment Date, a notice setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; and

(7) that Holders whose Notes were purchased only in part shall be issued new Notes, in accordance with the Indenture, equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry).

(d) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; and

(2) deliver or cause to be delivered to the Paying Agent, on its behalf, the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of the Notes being tendered and purchased by the Company.

(e) The Paying Agent shall promptly deliver to each Holder of Notes properly tendered the Change of Control Payment for those Notes, and the Trustee shall promptly authenticate upon Issuer Order and deliver, or cause to be transferred by book-entry, to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

(f) The Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party offers to purchase the Notes in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer by the Company and that third party purchases all Notes validly tendered to it in response to that offer. A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(g) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with a Change of Control Offer. To the extent the provisions of any applicable securities laws or regulations conflict with the provisions of this Section 2.1, the Company will not be deemed to have breached its obligations under this Section 2.1 by virtue of complying with such laws or regulations.

ARTICLE THREE

GUARANTEE

Section 3.1 Guarantee. The provisions of Article 10 of the Base Indenture shall apply to the Notes. The Guarantors hereto hereby agree to perform all of the obligations and agreements of a “Guarantor” as defined in the Base Indenture. Subject to this Article Three, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (a) the principal of and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise (all of the foregoing being hereinafter collectively called the “Guaranteed Obligations”).

Each Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (1) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person (including any Guarantor) under the Indenture, the Notes or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture, the Notes or any other agreement; (4) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (5) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (6) except as set forth in Section 3.4 or 3.5 of this First Supplemental Indenture, any change in the ownership of such Guarantor.

Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

Except as expressly set forth in Sections 9.02 and 10.02 of the Base Indenture and Sections 3.4 and 3.5 of this First Supplemental Indenture, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (A) the unpaid amount of such Guaranteed Obligations, (B) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (C) all other monetary Guaranteed Obligations of the Company to the Holders and the Trustee.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 3.1.

Each Guarantor agrees that it shall not be entitled to any right of reimbursement, indemnity or subrogation in relation to the Holders in respect of any obligations guaranteed hereby as a result of any payment by such Guarantor under its Guarantee of the Notes until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Base Indenture hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Base Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee.

Section 3.2 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of

Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar U.S. federal, state or foreign law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that, any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Section 3.3 Execution and Delivery of Guarantee.

To evidence its Guarantee set forth in Section 3.1 of this First Supplemental Indenture, each Guarantor on the Issue Date hereby agrees that this First Supplemental Indenture shall be executed on behalf of such Guarantor by an Officer.

Each Guarantor hereby agrees that its Guarantee set forth in Section 3.1 of this First Supplemental Indenture shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture or on the notation of Guarantee no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in the Indenture on behalf of the Guarantors.

Section 3.4 Release of a Guarantor.

A Guarantee by a Guarantor of the Notes shall be automatically and unconditionally released and discharged upon:

(1) (a) such Guarantor ceasing to constitute a Restricted Subsidiary of the Company in compliance with the Indenture, whether upon a sale, exchange, transfer or disposition of Capital Stock in such Guarantor (including by way of merger or consolidation) or the designation of such Guarantor as an Unrestricted Subsidiary, or (b) the sale or disposition in compliance with the Indenture of all or substantially all of the assets of such Guarantor;

(2) such Guarantor ceasing to be a guarantor under the U.S. Credit Facilities, except a discharge or release by or as a result of payment under such guarantee;

(3) the exercise of the legal defeasance option or the covenant defeasance option under Section 8.02 of the Base Indenture or if the obligations of the Company under this Indenture are otherwise discharged in accordance with the terms of this Indenture; or

(4) a release in accordance with Article 9 of the Base Indenture.

Once released, the Company shall not be required to cause the reinstatement of any Guarantee of the Securities even if one or more of the conditions required for the release is not satisfied in the future.

A Guarantee by a Guarantor of the Securities may be modified or terminated with the consent of Holders of a majority in principal amount of the series of the Securities then outstanding in accordance with Article 9 of the Base Indenture.

Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation, or with other Persons upon the terms and conditions set forth in Section 5.01 of the Base Indenture.

The Trustee shall execute an appropriate instrument prepared by the Company evidencing the release of a Guarantor from its obligations under its Guarantee and this Indenture upon receipt of a request by the Company or such Guarantor accompanied by an Officers’ Certificate and an Opinion of Counsel certifying as to the compliance with this Section 3.4.

Section 3.5 No Waiver.

Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article Three shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies, indemnities, immunities and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies, indemnities, immunities or benefits which either may have under this Article Three at law, in equity, by statute or otherwise.

ARTICLE FOUR

TRUSTEE

Section 4.1 Trustee. The Trustee is appointed as the principal paying agent, transfer agent and registrar for the Notes and for the purposes of Section 4.02 of the Base Indenture. The Notes may be presented for payment at the Corporate Trust Office of the Trustee or at any other agency as may be appointed from time to time by the Company in The City of New York. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution hereof by the Company. The recitals of fact contained herein shall be taken as the statements solely of the Company, and the Trustee assumes no responsibility for the correctness thereof.

Section 4.2 Preferential Collection of Claims. If and when the Trustee shall be or become a creditor of the Company (or any other obligor upon the Notes), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of the claims against the Company (or any such other obligor). The Trustee is permitted to engage in other transactions with the Company and its Affiliates. If, however, it acquires any conflicting interest under the Trust Indenture Act relating to any of its duties with respect to the Notes, it must eliminate that conflict or resign, subject to its right under the Trust Indenture Act to seek a stay of its duty to resign.

Section 4.3 Calculation with Respect to the Notes. The Company shall be responsible for making all calculations required under this First Supplemental Indenture or with respect to the Notes. The Company will make such calculations in good faith and, absent manifest error, the Company’s calculations will be final and binding on the Trustee and the Holders of the Notes. The Company shall provide a schedule of its calculations to the Trustee promptly after it makes such calculations, and the Trustee shall be entitled to rely upon the accuracy of the Company’s calculations without independent verification. The Company shall forward its calculations to any Holder of the Notes upon request.

ARTICLE FIVE

MISCELLANEOUS PROVISIONS

Section 5.1 Ratification of Base Indenture. This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture, and as supplemented and modified hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument. In the event of a conflict between the language of this First Supplemental Indenture and the Base Indenture, the language of this First Supplemental Indenture shall control.

Section 5.2 Execution; Authentication. Pursuant to Section 2.02 of the Base Indenture, one or more Officers of the Company shall sign the Notes for the Company, by manual, electronic, pdf or facsimile signature. If an Officer of the Company whose signature is on a Note no longer holds that office at the time such Note is authenticated, such Note shall be valid nevertheless. A Note shall not be valid or obligatory, or entitled to any benefit under the Base Indenture, until authenticated by the manual signature of the Trustee. The manual signature of the Trustee shall be conclusive evidence that such Note has been authenticated and delivered in accordance with the terms of the Base Indenture and is entitled to the benefits of the Base Indenture. Any electronic signature hereof shall be of the same legal effect, validity or enforceability as a manually executed signature, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signature and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act. This First Supplemental Indenture and any other document delivered in connection with this First Supplemental Indenture or the issuance and delivery of the Notes may be signed by or on behalf of the signing party by manual, facsimile, pdf or electronic signature.

Section 5.3 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 5.4 Successors and Assigns. All covenants and agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 5.5 Separability Clause. In case any one or more of the provisions contained in this First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.6 Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York. This First Supplemental Indenture is subject to the provisions of the Trust Indenture Act, that are required to be part of this First Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

Section 5.7 Counterparts. This First Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

PILGRIM’S PRIDE CORPORATION

By:	/s/ Matthew Galvanoni
Name: Title:	Matthew Galvanoni Chief Financial Officer and Accounting Officer

PILGRIM’S PRIDE CORPORATION OF WEST VIRGINIA, INC.

By:	/s/ Matthew Galvanoni
Name: Title:	Matthew Galvanoni Vice-President and Chief Financial Officer

GOLD’N PLUMP POULTRY, LLC

By:	JFC LLC
Its:	Sole Member

By:	/s/ Matthew Galvanoni
Name: Title:	Matthew Galvanoni Vice-President and Chief Financial Officer

GOLD’N PLUMP FARMS, LLC

By:	JFC LLC
Its:	Sole Member

By:	/s/ Matthew Galvanoni
Name: Title:	Matthew Galvanoni Vice-President and Chief Financial Officer

JFC LLC

By:	PILGRIM’S PRIDE CORPORATION
Its:	Sole Member

By:	/s/ Matthew Galvanoni
Name: Title:	Matthew Galvanoni Chief Financial Officer and Chief Accounting Officer

REGIONS BANK, as Trustee

By:	/s/ Craig A. Kaye
Name:	Craig A. Kaye
Title:	Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

Form of 6.250% Senior Note due 2033

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO IN THE TERMS OF SECURITIES ATTACHED HERETO.

PILGRIM’S PRIDE CORPORATION

6.250% SENIOR NOTE DUE 2033

CUSIP No. 72147KAK4

ISIN No. US72147KAK43

No. [ ]	[Initially] $[ ]

PILGRIM’S PRIDE CORPORATION, a Delaware corporation (the “Company”), for value received promise to pay to [_______] CEDE & CO. or its registered assigns, the principal sum of [_______] DOLLARS ($[_______]) on July 1, 2033.

Interest Rate: 6.250% per annum

Interest Payment Dates: January 1 and July 1, commencing January 1, 2024.

Record Dates: December 15 and June 15.

Reference is made to the further provisions of this Note contained herein, which shall for all purposes have the same effect as if set forth at this place.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Company have caused this Note to be signed manually or by facsimile by its duly authorized Officer.

Dated: April 19, 2023

PILGRIM’S PRIDE CORPORATION, as Issuer

By:
Name: Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the 6.250% Senior Notes due 2033 described in the within-mentioned Indenture.

Dated:

REGIONS BANK, as Trustee

By:
Name: Craig A. Kaye
Title: Vice President

(Reverse of Note)

6.250% Senior Notes due 2033

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

Section 1. Interest. PILGRIM’S PRIDE CORPORATION, a Delaware corporation (the “Company”), promise to pay interest on the principal amount of this Note at 6.250% per annum from April 19, 2023 until maturity. The Company shall pay interest semi-annually on January 1 and July 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day with the same force and effect as if payment was made on such date and no interest shall accrue in respect of such payment for the intervening period (each an “Interest Payment Date”), commencing January 1, 2024. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. In the event of any inconsistency between this Note and the terms of the Indenture, the terms of the Indenture shall govern.

Section 2. Method of Payment. The Company shall pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the December 15 and June 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 11 of the Base Indenture with respect to defaulted interest.

Section 3. Paying Agent and Registrar. Initially, Regions Bank, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. Except as provided in the Indenture, the Company or any of their Subsidiaries may act in any such capacity.

Section 4. Indenture. The Company issued the Notes under an Indenture, dated as of April 19, 2023 (the “Base Indenture” and as supplemented by the First Supplemental Indenture (the “First Supplemental Indenture”), dated as of April 19, 2023, by and among the Company, the Guarantors and the Trustee, the “Indenture”), by and among the Company, the Guarantors and the Trustee, as amended or supplemented from time to time in accordance with the terms thereof. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

Section 5. Optional Redemption. At any time prior to the Notes Par Call Date, the Company may choose to redeem all or any portion of the Notes at a redemption price calculated by the Company equal to the greater of:

(a) 100% of the principal amount of the Notes to be redeemed; and

(b) the present values of the remaining scheduled payments of principal and interest on such Notes that would have been due if the Notes matured on the Notes Par Call Date (but excluding accrued and unpaid interest to but excluding the Redemption Date), computed using a discount rate equal to the applicable Treasury Yield (determined on the second business day immediately preceding the date of redemption) plus 45 basis points, plus accrued and unpaid interest, if any, to but excluding the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date). The Trustee shall have no obligation to calculate or verify any make-whole premium.

At any time on or after the Notes Par Call Date, the Company may choose to redeem all or any portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest, if any, to but excluding the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

Any notice to the Holders of Notes of such a redemption must include the appropriate calculation of the Redemption Price, but need not include the Redemption Price itself. The actual Redemption Price must be set forth in an Officers’ Certificate of the Company delivered to the Trustee no later than two Business Days (unless a shorter period is satisfactory to the Trustee) prior to the Redemption Date.

Section 6. Notice of Redemption. Notice of redemption shall be delivered in accordance with Article 3 of the Base Indenture.

Section 7. Mandatory Redemption. The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. The Company may be required to offer to purchase the Notes pursuant to Section 2.1 of the First Supplemental Indenture. The Company may at any time and from time to time purchase the Notes in the open market or otherwise. Any Notes purchased in the open market or otherwise will be cancelled or remain outstanding as instructed in each case by the Company.

Section 8. Repurchase at Option of Holder. Upon the occurrence of a Change of Control Triggering Event, and subject to certain conditions set forth in the Indenture, the Company shall be required to offer to purchase all of the outstanding Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to, but excluding, the date of repurchase.

Section 9. Amendment. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

Section 10. Defaults and Remedies. In the case of an Event of Default, as defined in the Indenture, arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Notes will ipso facto become due and payable immediately without any declaration or other act on the part of the Trustee or any Holder of the Notes. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in aggregate principal amount of the then outstanding Notes may declare all the then outstanding Notes to be due and payable immediately.

Section 11. Trustee Dealings with the Company. Subject to certain terms, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company and its Subsidiaries or its Affiliates as if it were not the Trustee.

Section 12. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

Section 13. CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP or ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

Section 14. Governing Law. This Note, and any claim, controversy or dispute arising under or related to this Note, shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company upon a Change of Control Triggering Event pursuant to the Indenture, check the box: [    ]

If you want to elect to have only part of this Note purchased by the Company pursuant to the Indenture, state the amount in principal amount (must be denominations of $2,000 and integral multiples of $1,000): $_________________

Dated:	Signed:
(Sign exactly as name appears on the other side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)